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                                                              EXHIBIT 1(A3)(civ)

                     PROVIDENT MUTUAL LIFE INSURANCE COMPANY

            COMMISSION SCHEDULE FOR VARIABLE LIFE INSURANCE PRODUCTS
                FOR AGENTS UNDER SPECIAL AGENT'S CAREER AGREEMENT

Provident Mutual Life Insurance Company, hereinafter called "Company", hereby authorizes Career Agent and his/her Special Agent's Career Agreement is hereby amended as set forth herein to permit him/her to solicit applications for variable life insurance policies. Such solicitations shall be made only within the territory in which such policies are approved for sale and in which the Company and the Career Agent are authorized to do business in accordance with licensing requirements and other applicable laws and regulations. Applications shall be accepted only by the Company at its Service Center in Newark, Delaware.

TERMINATION

This Amendment terminates all previous or existing Commission Schedules for Options, OptionsPlus or Survivor OptionsPlus policies. This Amendment may be terminated at any time, with or without cause, by either party providing written notice to the other party delivered in person or sent by ordinary mail to the party's last known address. Termination of the Special Agent's Career Agreement automatically terminates this Amendment.

COMMISSIONS AND FEES

Commissions or fees on variable life insurance business can only be paid or credited to a Career Agent who is a registered representative of a broker-dealer which is an affiliate of the Company or a registered representative of a broker-dealer who has a sales agreement with such an affiliate of the Company and holds any required state licenses when a variable life insurance sale is made and when each premium is paid and when each commission or fee is paid, except with the prior written consent of the Company. In no event will the prior written consent of the Company be given unless the Career Agent certifies to the Company that he or she is no longer a registered representative of any broker dealer and authorizes the Company's broker dealer affiliate to confirm this status periodically through the CRD system.

The first year, renewal commission and renewal fee rates applicable to variable life insurance policies will be those listed in the tables below.

1.       OPTIONS (FORMS C111, C112, C116 AND STATE VARIATIONS)

         Scheduled Premiums

         First year and renewal commission rates for Scheduled Premiums paid when the Special Premium Payment Provision is not in effect. (Scheduled Premiums paid when the Special Premium Payment Provision is in effect are considered Unscheduled Premium Payments.)

                                          FIRST YEAR COMMISSIONS
             -------------------------------------------------------------------------------------------
 Age          Nonsmoker            Nonsmoker            Smoker or Juvenile**        Smoker or Juvenile**
  At         Face Amount        Face Amount Less           Face Amount                  Face Amount
Issue*       $100,000 &          Than $100,000           $100,000 & Over             Less Than $100,000
                Over
0-60              50%                     45%                    45%                         40%
  65              45                      40                     40                          35
  70              40                      35                     35                          30
  75              30                      25                     25                          20
  80              20                      15                     15                          10

         * To obtain commission rates for intermediate issue ages, use straight line interpolation.

         **       Juvenile ages are 0-21, 0-20 in Texas.

RENEWAL COMMISSIONS
   POLICY YEARS
----------------------
 2                3-10
---               ----
 7%               5%


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         Unscheduled Premiums

         Commission rates for Unscheduled Premium Payments.

                                          COMMISSIONS
                                          POLICY YEARS
                                  ---------------------------
                                   1             2       3-10
                                  ---           ---      ----
PRIMARY PREMIUM                    0%            7%       5%
EXCESS PREMIUM                     2%            2%       2%

         Notes for Options

         For purposes of determining commission rates for Unscheduled Premium Payments, Primary Premiums and Excess Premiums will be determined as follows:

         A. At the beginning of each policy year that the Special Premium Payment Provision is in effect, the Company will add to a Special Account for the policy an amount equal to the scheduled annual premium for the policy including premiums for supplemental benefits and substandard extras for which commissions are normally paid.

         B. Upon receipt of any Unscheduled Premium, the Company will determine the lesser of the Unscheduled Premium and the amount of the Special Account. This is the Primary Premium. The balance, if any, of the Unscheduled Premium over the Primary Premium is the Excess Premium.

         C. The amount of the Primary Premium will be subtracted from the balance in the Special Account each time an Unscheduled Premium Payment is made during a policy year.

         D. At the end of each policy year that the Special Premium Payment Provision is in effect, the Special Account will be restated to the lesser of its current balance or one scheduled annual premium. At the end of each policy year that the Special Premium Payment Provision is not in effect, the Special Account will be reduced to 0.

         Fees for Options

         The computation of formula and uniform fees under the Supplement to the Special Agent's Career Agreement will not include the Excess Premium part of this policy's Unscheduled Premiums.

2.       OPTIONSPLUS (FORMS C126, C127, C128 AND STATE VARIATIONS)

         First year commission rates will apply during the first Policy Year and during the twelve month period after a face amount increase. Renewal commission rates on face amount increases will be calculated using the renewal commission rates based on the number of twelve-month periods (including the partial year) as measured from the date of such increase. First year commissions will not be paid on increases in face amount that result from changing from Death Benefit Option B to Option A under the terms of the policy.

         Commissions for soliciting an application for a face amount increase where another agent solicited an approved application for the same policy will be determined by Company rules.

         First year commissions will be paid at the Target rate as listed in the table below up to the amount of the Commissionable Target Premium published by the Company in the Marketing Guide. Commissions on first year premiums greater than the Commissionable Target Premium will be paid at the Excess rate listed in the table below. The Commissionable Target Premium may be changed from time to time by the Company.


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         For policies which have had a face amount increase, premiums are allocated in the following order: first, to the Commissionable Target Premiums of the most recent increase; then to the next most recent increases, successively; and finally to the initial policy face amount. Premiums in excess of the total of all Commissionable Target Premiums will be allocated to the initial face amount and to each increase in proportion to the respective Commissionable Target Premiums.

                                   OptionsPlus

 AGE AT ISSUE               FIRST YEAR COMMISSIONS
OR AT INCREASE
TO FACE AMOUNT*          --------------------------
                         TARGET              EXCESS
1-65                       50%                 2%
  70                       45%                 2%
  75                       35%                 2%
  80                       25%                 2%

* To obtain commission rates for intermediate issue ages, use straight line interpolation.

3.       SURVIVOR OPTIONSPLUS (FORMS C130, C130A AND STATE VARIATIONS)

         Face amount increase is not permitted for Survivor OptionsPlus.

         First year commission rates will apply during the first Policy Year. First year commissions will not be paid on increases in face amount that result from changing from Death Benefit Option B to Option A under the terms of the policy.

         First year commissions will be paid at the Target rate as listed in the table below up to the amount of the Commissionable Target Premium published by the Company in the Marketing Guide. Commissions on first year premiums greater than the Commissionable Target Premium will be paid at the Excess rate listed in the table below. The Commissionable Target Premium may be changed from time to time by the Company.

                              Survivor OptionsPlus

                                         FIRST YEAR COMMISSIONS
               JOINT EQUAL               ----------------------
              AGE AT ISSUE               TARGET          EXCESS
                  25-80                    45%             2%

4.       CONVERTIBLE TERM LIFE INSURANCE RIDER (FORM C308 AND STATE VARIATIONS)

         First year commission rates will apply during the first year of the rider. First year commissions will not be paid on increases in the insurance amount.

         First year commissions will be paid at the Target rate listed for the OptionsPlus or Survivor OptionsPlus policy to which the rider is attached up to the amount of the Commissionable Target Premium published by the Company in the Marketing Guide.

         For policies which have had a rider added after policy issue, premiums are allocated in the following order: first, to the Commissionable Target Premium of the most recent rider; then to the next most recent rider, and finally to the initial policy face amount. If two riders are added on the same date, premiums will be allocated to each rider in proportion to the respective Commissionable Target Premiums.

         For the balance of this Agreement, any reference to OptionsPlus or Survivor OptionsPlus includes any Convertible Term Life Insurance Rider that is attached to an OptionsPlus or Survivor OptionsPlus policy.

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RENEWAL COMMISSIONS AND FEES FOR OPTIONSPLUS AND SURVIVOR OPTIONSPLUS

Renewal commissions will be paid on premiums after the first Policy Year up to the Commissionable Target Premium. Renewal commissions on premiums greater than the Commissionable Target Premium will be paid at the Excess rate listed in the table below. Renewal commissions will be paid at the Level A Target or Level B Target rates as listed below. The level will be based on the total First Year Commissions for life insurance products, excluding subsidiaries, produced by the Career Agent in the calendar year during which the policy was issued.

Renewal commissions rates on face amount increases for OptionsPlus policies and on Convertible Term Life Insurance riders added after the policy issue date will be calculated using the renewal commission rates based on the number of twelve-month periods (including the partial year) as measured from the date of such increase or added rider. For policies which have had a face amount increase or added rider, premiums are allocated in the following order: first, to the Commissionable Target Premium of the most recent increase or added rider; then to the next most recent increases or added rider, successively; and finally to the initial policy face amount. Premiums in excess of the total of all Commissionable Target Premium will be allocated to the initial face amount and to each increase or added rider in proportion to the respective Commissionable Target Premium.

Level A Target rates for renewal commissions will be applied to all policies issued during the 1994 calendar year if the Career Agent received $45,000 or more of First Year Commissions in 1994. If First Year Commissions for 1994 are less than $45,000, then Level B Target rates will be applied for renewal commissions on all policies issued in 1994. Level B Target rates will apply for renewal commissions on face amount increases and for Convertible Term Life Insurance riders added after the policy issue date. The First Year Commission amount for Level A Target rates will be determined and announced by the Company each year.

                  OptionsPlus and Survivor OptionsPlus Renewals

                          Renewal          Renewal      Renewal    Renewal
                        Commissions         Fees      Commissions   Fees
                       -------------       -------    -----------  -------
                           Policy Years                  Policy Years
 Premium Based         --------------------------     ------------------       Asset
(% of Premium)           2     3-10          11 +        2-10        11 +      Based
--------------         ----    ----          ----        ----        ----     -------
Level A Target         4.00%   5.00%          0%         0.25%       0.25%    Level A
Level B Target         4.00%   2.26%          0%         0.15%       0.15%    Level B
Excess                 2.00%   2.00%          0%

ASSET BASED RENEWAL COMMISSIONS

Asset Based Commissions will be calculated based on the Unloaned Policy Account Value for each policy with an Unloaned Policy Account Value equaling or exceeding $1,000 as of the end of the Policy Year. The Unloaned Policy Account Value equals the amount in the Separate Account and Guaranteed Account, excluding the amount in the loan account.

A.       Policies issued on or after 1/1/1998

         Asset Based Commissions will be paid at the end of each Policy Year beginning at the end of the second Policy Year according to the renewal rates shown in the table above.


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B.       Policies issued before 1/1/1998

         No asset based commission or fee will be paid on policies issued before 1/1/1998, unless a policy has a face amount increase on or after 1/1/1998.

         For policies that have a face amount increase on or after 1/1/1998 (excluding a face amount increase resulting from changing from Death Benefit Option B to Option A), an asset based commission or fee will be paid beginning on the policy anniversary following the 12 month period from the date of the increase. The rate of asset based commission or fee will be determined according to the Increase Ratio and the table below. The Level A or Level B rate will be based on which level the agent qualified for in the year of the policy issue date. Subsequent face amount increases or decreases will cause the asset rate to be recalculated.

                                    Face Amount of the Increase
         Increase Ratio Equals      ---------------------------
                                    Total Policy Face Amount

      Asset Based                            Renewal Commissions                       Renewal Fees
     Increase Ratio                           Policy Years 2-10                      Policy Years 11+
At Least     But Less Than            Level A                Level B             Level A          Level B
      0%               10%              0.00%                  0.00%               0.00%            0.00%
     10%               20%              0.02%                  0.01%               0.02%            0.01%
     20%               30%              0.05%                  0.03%               0.05%            0.03%
     30%               40%              0.07%                  0.04%               0.07%            0.04%
     40%               50%              0.10%                  0.06%               0.10%            0.06%
     50%               60%              0.12%                  0.07%               0.12%            0.07%
     60%               70%              0.15%                  0.09%               0.15%            0.09%
     70%               80%              0.17%                  0.10%               0.17%            0.10%
     80%               90%              0.20%                  0.11%               0.20%            0.11%
     90%              100%              0.22%                  0.13%               0.22%            0.13%

Chargebacks for OptionsPlus and Survivor OptionsPlus

In addition to the provisions in section 5 (h) of the Special Agent's Career Agreement, if a policy solicited by the Career Agent lapses, is surrendered, or is otherwise canceled, or the face amount is reduced, any commissions shall be refunded to the Company based on the formula listed below:

Date of Policy Lapse, Surrender
  or Face Amount Reduction                        Commission Chargeback

Issue date of policy or date of            100% of commissions paid less
increase in face amount to the end         100% of the policy Sales Surrender
of the first 6 months                      Charge applicable to the Lapse,
                                           Surrender or Reduction

Beginning of month 7 through the           70% of commissions paid less 70%
end of 12 months after the issue           of the policy Sales Surrender Charge
date of policy or date of increase in      applicable to the Lapse, Surrender or
face amount                                Reduction

Beginning of month 13 through the          50% of commissions paid less 50%
end of 24 months after the issue           of the policy Sales Surrender Charge
date of policy or date of increase in      applicable to the Lapse, Surrender or
face amount                                Reduction


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Fees for OptionsPlus and Survivor OptionsPlus

A.       Formula Fees

         The computation of the Quantity Factor in the formula fee rate under the Supplement to the Agreement will include commissions on the OptionsPlus and Survivor OptionsPlus policy. No formula fees will be paid based on premiums on OptionsPlus or Survivor OptionsPlus policies.

B.       Uniform Fees

         The computation of uniform fees under the Supplement to the Agreement will not include the premiums on the OptionsPlus or Survivor OptionsPlus policy.

C.       Renewal Fees

         Renewal fees for OptionsPlus and Survivor OptionsPlus will be calculated based on the rates as set forth above and based on premiums and unloaned Policy Account Values covering policy year 11 and all subsequent policy years when and as said premiums are actually paid in cash to the Company. Renewal fees will cease with the termination of the Agreement.

                  This Amendment is effective on or as of January 1, 1998.
                         PROVIDENT MUTUAL LIFE INSURANCE COMPANY

                                  /s/ Robert W. Kloss

                          PRESIDENT AND CHIEF EXECUTIVE OFFICER